FORM 4

    (   )  Check this box if no longer
           subject to Section 16.  Form 4
           or Form 5 obligations may continue.
           See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                   |OMB NUMBER: 3235-0287|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person*

      Michael J. Scharf
      c/o Niagara Corporation
      667 Madison Avenue
      New York, New York 10021
   ____________________________________________________________________________
   2. Issuer Name and Ticker or Trading Symbol

      Niagara Corporation; NIAG
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Statement for Month/Year

      12/97
   ____________________________________________________________________________
   5. If Amendment, Date of Original (Month/Year)

   ____________________________________________________________________________
   6. Relationship of Reporting Person to Issuer (Check all applicable)

      (X) DIRECTOR
      (X) 10% OWNER
      (X) OFFICER (GIVE TITLE BELOW)
      ( ) OTHER (SPECIFY BELOW)

      Chief Executive Officer, President and Chairman of the Board

   ____________________________________________________________________________
   7. Individual or Joint/Group Filing (Check Applicable Line)

      (X) Form filed by One Reporting Person
      ( ) Form filed by More than One Reporting Person

   ===========================================================================
   TABLE I
   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)

      Common Stock
   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)

      December 8, 1997

   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)

       X

   ____________________________________________________________________________
   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5); Amount;
      (A) or (D); Price

      (i)   354,500; (A); $5.50
     (ii)   95,000; (A); $5.50
     (iii)  63,000; (A); $5.50

   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

      (i)    814,700
      (ii)   205,000
      (iii)  194,500

   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

      (i)   Direct
      (ii)  Indirect
      (iii) Indirect
   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)

      (ii) Owned by the Michael J. Scharf 1987 Grantor Income Trust of which Mr. Scharf is Trustee.
      (iii)  Owned by the Scharf Family 1989 Trust of which Mr. Scharf is
             Trustee.

   ___________________________________________________________________________
   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

   * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
   ============================================================================
   TABLE II
   Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)

      Warrants to purchase Common Stock
   ____________________________________________________________________________

   2. Conversion or Exercise Price of Derivative Security

      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)

      December 4, 1997

   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)

      J, see footnote (1) below
__________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

      93,000 (D)
   _________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)

      Expired 12/11/97

   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)

      Common Stock; 93,000

   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)

      $3 3/8 per Warrant

   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
      -0-
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 4)

   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)

      Warrants to purchase Common Stock
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security

      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)

      December 4, 1997
   ___________________________________________________________________________

   4. Transaction Code (Instr. 8)

      J, see footnote (1) below

   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)

      93,000 (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)

      Expired 12/11/97

   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)

      Common Stock; 93,000

   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)

      $3 3/8 per Warrant

   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
       -0-
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
       (Instr. 4)

   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)

      Warrant for Common Stock
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security

      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)

      December 8, 1997
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)

       X
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)

      93,000 (D)
   ___________________________________________________________________________

   6. Date Exercisable and Expiration Date (Month/Day/Year)

      Expired 12/11/97

   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)

      Common Stock; 93,000
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)

      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
       -0-
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 4)

   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________
   EXPLANATION OF RESPONSES:

   (1) On December 4, 1997, the reporting person converted his beneficial interest in 93,000 Warrants held in his IRA account from indirect ownership to direct through the sale of such warrants by his IRA account and the simultaneous acquisition by the reporting person of the same amount of Warrants at the same price at which such warrants were sold.

    /s/ Michael J. Scharf                      1/12/98
   **SIGNATURE OF REPORTING PERSON              DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).